EXHIBIT 16.    LETTER RE CHANGE OF CERTIFYING ACCOUNTANT


John H. Spurgeon
Attorney at Law
Certified Public Accountant
80 South Lake Ave., Suite 723
Pasadena, CA 91101
(626) 440-9518

March 9, 2001

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities & Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Senior Care Industries, Inc.
    Commission File No. 000-27371

I have read the statements that I understand Senior Care Industries, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change in auditors. I agree with such statements made regarding my firm, except as follows:

On February 5, 2001, I was informed that my services would be terminated.

To the best of my knowledge, there are no disagreements with Management that have not already been disclosed to the Company and the SEC.

I have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ John H. Spurgeon
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John H. Spurgeon